Exhibit 10.1
119 Standard St.
El Segundo, CA 90245

November 5, 2021

Douglas W. Ramsey 1538 Reed Valley Road Fayetteville, AR 72704

Dear Doug,

Beyond Meat, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below, which offer has been reviewed and approved by the Human Capital Management and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

1.Position. You will start in a full-time, exempt position as the Company’s Chief Operating Officer, and you will report to Ethan Brown, the Company’s Chief Executive Officer. You will be based out of our Columbia, Missouri facility, making regular trips to the Company’s headquarters in El Segundo, CA. Additionally, you will travel to our different facilities and meet with clients to nurture new business opportunities. All business travel and approved expenses will be paid by the Company according to our policies and practices. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at the Company. Beyond Meat’s business arrangement with TriNet will end on December 31, 2021. As of January 1, 2022, the Company’s benefits, payroll and other human resource management services will be provided by the Company and the Company will be your employer of record.

3.Compensation and Employee Benefits.

(a)Base Salary. Your initial base salary will be $475,000 per year, and you will be eligible for a salary review in 2023. Your base salary will be payable on the Company’s regular payroll dates.

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(b)First Year Sign-On Cash Bonus. The Company will pay you a sign-on cash bonus equal to $450,000 (the “First Year Sign-On Bonus”) within 30 days of the date in which you commence employment with the Company (the “Commencement Date”), subject to your continued employment through the payment date. You will earn, and be permitted to retain, the full amount of the First Year Sign-On Bonus if you remain employed by the Company through the 1-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 1-year anniversary date, you terminate employment with the Company for any reason, you will be required to immediately re-pay a pro-rated portion of the First Year Sign-On Bonus, with the pro-rated amount determined based on the total days of service that you provided during the first year following the Commencement Date, no later than 30 days following the last day of your employment with the Company.

(c)Second Year Sign-On Cash Bonus. The Company will pay you an additional sign-on cash bonus equal to $275,000 (the “Second Year Sign-On Bonus”) within 30 days following the first annual anniversary of the Commencement Date, subject to your continued employment through the payment date. You will earn, and be permitted to retain, the full amount of the Second Year Sign-On Bonus if you remain employed by the Company through the 2-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 2-year anniversary date, you terminate employment with the Company for any reason, you will be required to immediately re-pay a pro-rated portion of the Second Year Sign-On Bonus, with the pro-rated amount determined based on the total days of service that you provided during the second year following the Commencement Date, no later than 30 days following the last day of your employment with the Company.

(d)Annual Bonus. You will be eligible to participate in the Company’s Executive Incentive Bonus Plan, with the target amount of your bonus equal to 100% of your base salary (earned on a quarterly basis), pro-rated based on the Commencement Date. The Compensation Committee will determine in its sole and absolute discretion whether you have earned a bonus for each measurement period, including whether any applicable performance objectives have been met and the amount of the bonus. Provided thresholds and performance metrics are met, the bonus (now quarterly) may pay from 0% to 200%. The annual bonus target of 100% is currently paid quarterly. Quarters 1, 2 and 3 are 20% each and quarter 4 is 40%.

(e)Severance. Like other Company executives, you will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.

(f)Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO).

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(g)Supplemental Executive Retirement Plan. The Company will adopt a non- qualified deferred compensation supplemental executive retirement plan, and contribute
$1,000,000 for your benefit to such plan, on such terms as are mutually agreeable to you and the Company, provided such contribution shall vest based on your continuous employment with the company in equal annual installments, with 1/5th vesting upon each annual anniversary of the Commencement Date.

(h)Annual Review. The Compensation Committee will review your compensation, along with the compensation provided to the Company’s other executives, at least annually, including without limitation, your cash compensation (base salary and bonus opportunities) and we anticipate your next equity compensation review will be no later than three years after your Commencement Date.

4.Background Check. Like all Company employees, your employment is subject to a background check. As a condition of your employment with the Company, you are required to sign the Company’s background check consent form which will be sent separately.

5.Equity Awards. You will be granted: (a) options (“Option”) to purchase shares of the Company’s common stock (“Common Stock”), and (b) awards of restricted stock units (“RSUs”), under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the “Plan”), as set forth in more detail below. For each Option described below, the number of shares of Common Stock subject to the Option will be determined by dividing the dollar value of the Option award by the Closing Price (as defined below), multiplying the resultant total by two (2), and rounding up to the nearest whole number of shares of Common Stock. For each RSU award described below, the number of shares to be granted will be determined by dividing the dollar value of the RSU award by the Closing Price and rounding up to the nearest whole number of shares. The Closing Price shall equal the closing price of Common Stock as reported on the NASDAQ Global Select Market for the date of grant. The Option and RSUs set forth in subsections 5(a) and (b) below will be granted the next time the Compensation Committee approves equity awards pursuant to the Plan following the Commencement Date.

(a)New-Hire Equity Awards.

(i)New-Hire Option. In accordance with the methodology above, you will be granted an Option to purchase Common Stock valued at $4,250,000 subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the Commencement Date and 1/48th of the total number of shares subject to the Option will vest and become exercisable in

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monthly installments thereafter, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.

(ii)New-Hire RSUs. In accordance with the methodology above, you will be granted an award of RSUs valued at $4,250,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the Commencement Date and 1/16th of the RSUs will vest in quarterly installments thereafter, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.

(b)Sign-On RSUs. In accordance with the methodology above, you will be granted an additional award of RSUs valued at $8,500,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 1/8th of the RSUs will vest on the 3-month anniversary of the Commencement Date and on each 3-month anniversary thereafter, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.

(c)Additional Equity Awards. If approved, beginning in 2025, the additional Option and RSUs set forth in subsections 5(c)(i) and (ii) below will be granted at the same time each calendar year that the Compensation Committee approves annual refresh equity awards pursuant to the Plan for other similarly situated executives of the Company, provided you remain continuously employed by the Company through such date.

(i)Option. In accordance with the methodology above, you will be eligible to be granted an Option to purchase Common Stock with a target value of $1,750,000 subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the grant date and 1/48th of the total number of shares subject to the Option will vest and become exercisable in monthly installments thereafter, subject to your continuous service through each vesting date, as described in the applicable stock option agreement. The actual grant date value of the option award may be higher or lower based on performance.

(ii)RSU. In accordance with the methodology above, you will be eligible to be granted an award of RSUs with a target value of $1,750,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the grant date and 1/16th of the RSUs will vest in quarterly installments thereafter, subject to

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applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement. The actual grant date value of the RSU award may be higher or lower based on performance.

6.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.

7.Indemnification Agreement. Like all similarly situated Company officers, the Company will enter into the Company’s enclosed standard Indemnification Agreement with you. You will also be covered under a directors and officers liability insurance policy paid for by the Company to the extent that the Company maintains such a liability insurance policy now or in the future for similarly situated Company officers.

8.COVID-19. The Company has adopted a COVID-19 vaccination policy to safeguard the health and well-being of our employees. As a condition of employment, U.S. employees who (a) physically enter a Beyond Meat facility in the United States, (b) represent Beyond Meat at work-related events, including but not limited to trade shows and product demonstrations, or (c) physically enter customer or potential customer sites in connection with their work for Beyond Meat must be Fully Vaccinated, unless a reasonable accommodation has been approved. "Fully Vaccinated” means two (2) weeks after the second shot (if Moderna or Pfizer) or single shot (if Johnson & Johnson). Accordingly, you must be Fully Vaccinated or have an approved accommodation prior to your start date to be eligible to work for the Company.

9.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

10.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

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11.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.

12.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

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If you wish to accept this offer, please sign, date and return this letter to the Company, along with the enclosed Executive Change in Control Severance Agreement, Confidential Information and Invention Assignment Agreement and Indemnification Agreement, on or before November 8, 2021. As required, by law, your employment with the Company is also contingent upon your providing professional references, legal proof of your identity and authorization to work in the United States. We look forward to having you join us!

Very truly yours,

BEYOND MEAT, INC.

By:    /s/ Ethan Brown     (Signature)

Name: Ethan Brown     Title:    Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Douglas W. Ramsey

(Signature)

11-6-2021
Date

Start Date: December 6, 2021

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